Exhibit 10.12

Amsterdam, March 1st 2007

Employment Agreement
Between:
     WRIGHT MEDICAL NETHERLANDS B.V.
•	a private company with limited liability,

•	incorporated under the laws of the Netherlands,

•	and having its registered office at Commerce Parc — Gebouw B, 6th floor — Krijgsman 11 — 1186 DM Amstelveen — The Netherlands

•	hereafter referred to as “The Employer”,

•	represented by Mr Gary HENLEY, in the capacity of Chief Executive Officer for Wright Medical Technology Inc.
And :
     Mr Paul KOSTERS
•	domiciled at

•	born

•	hereafter referred to as “The Employee”
Whereas :
As a Dutch citizen the Employee has entered into the employment by Wright Cresmacoli Ortho N.V. in Belgium as of 19 May 2005, because by then no group company had been incorporated in the Netherlands, yet. The parties explicitly agreed that once the Dutch group company would have been incorporated he would enter into an employment agreement with that Dutch subsidiary. The parties agreed that the
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Employee would sign an employment agreement at the Dutch subsidiary by the time it was incorporated.
The parties hereto wish that the terms and conditions of employment be recorded in writing.
It has been agreed as follows :
Article 1 : Job position, location and professional mobility
1.	The Employee will be employed by the Employer as President for Europe, Middle-East and Africa.

Without prejudice to the applicable legal and regulatory provisions, the Employee accepts that his tasks and responsibilities should be adapted from time to time according to the Employer’s needs and/or other associated companies, taking into account the experience and qualifications of the Employee.
2.	Within the framework of the Agreement, and without any further specific proxy the Employee will not be authorized to legally represent and/or bind the Employer.
3.	The Employee will be based in the Netherlands.

The Employee acknowledges and accepts that the place of work is not in his view an essential element of this agreement (hereafter referred to as “the Agreement”), given that the execution of his tasks and responsibilities require considerable travel in particular within Europe and to the United States of America and the rest of the world. Moreover, the Employee agrees to carry out both short and long-term tasks abroad on a regular basis.

The Employee expressly acknowledges that the required mobility constitutes an essential element of the Agreement.

The Employer will be entitled to change the place of work after consultation with the Employee according to business and financial requirements.
4.	The Employee acknowledges and accepts that the right of the Employer to put his experience and qualifications at the disposal of other associated companies in Europe constitutes an essential condition of the Agreement. Such tasks shall be governed by the
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terms and conditions contained in the Agreement and shall not entitle the Employee to any further remuneration.
5.	If the Employee is working in a non-office environment he has to meet ARBO regulations. The Employer will facilitate, inform and instruct the Employee about these regulations. The Employee is obliged to inform the Employer when those requirements are not met and to take necessary action for improvement.
Article 2: Commencement, seniority, term and termination:
1.	The Employee has begun his employment as from November 15th 2005 and has been entered into for an indefinite period of time.
2.	The Agreement shall terminate without notice being required, at the pensionable age of the Employee.
3.	The Agreement may be terminated by either party as per the last day of any calendar month by written notice to the other party, observing a (3) months notice period for the Employee and a (6) months notice period for the Employer.
4.	For the execution of this Agreement, the seniority acquired by the Employee with his former employer (since May 19th 2005) will be taken into consideration insofar as the former Employer was an entity of the Wright Medical group (Wright Cremascoli Ortho N.V., now become Wright Medical Belgium N.V.).
Article 3: Working time
1.	The Employee acknowledges and accepts that he holds a managerial position and that, given the nature of his position, he is expected to work the time necessary to best achieve his work, which implies that he will work, at the very least, a minimum of 38 hours a week.
2.	Given his managerial function, it is normally expected that in carrying out his tasks and responsibilities the Employee will work additional hours to those minimum working hours mentioned above, including Saturday and/or Sunday.
3.	The Employee acknowledges and accepts that his monthly remuneration, as defined in the Agreement, constitutes adequate compensation for such additional services and/or overtime hours. For this reason, no additional proportional remuneration, nor any
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overtime payment or compensatory leave, will be due for these additional services and/or overtime.
Article 4: Remuneration
1.	The Employee shall receive a salary of € 190.000,00 (in words: one hundred ninety thousand euros) gross per year, to be paid in twelve equal monthly instalments payable in arrears on the last day of every calendar month.

In addition, the Employee shall be entitled to holiday allowance of 8% of the gross salary received in twelve months preceding the month of payment, such allowance to be paid on the last day of the month of May in any calendar year. In the event of termination of the Agreement, the Employee shall receive a pro rata part of the holiday allowance that has accrued up to the date of termination.

The total annual gross remuneration including the holiday allowance will therefore amount to € 205.200,00 (in words: two hundred five thousand and two hundred euros).
2.	In addition, at the sole discretion of the Employer the Employee is eligible for an annual bonus for a gross amount of 45% of annual remuneration at target (i.e. the annual remuneration including the holiday allowance) determined exclusively on the basis of the services rendered and objectives achieved. The decision concerning the objectives to be achieved, the payment and size of the bonus is taken annually at the discretion of the Employer.
3.	Under no circumstances shall the Employee consider the payment of such amounts an acquired right.

Any decision made by the Employer concerning such a bonus shall only be valid for the period determined by the Employer and shall be paid for this period only, in accordance with the conditions stipulated by the Employer.
4.	The Employee expressly accepts that the payment of his remuneration and any potential bonus, less all legal and contractual withholdings, shall be paid into his bank account.
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Article 5: Tax consulting allowance
The Employer will reimburse the personal tax consulting costs incurred by the Employee resulting from this employment contract, up to a maximum amount of € 7.000,00 per year including VAT.
Article 6: Company car
The Employer shall put a car at the disposal of the Employee. But the Employee may also choose to be granted a monthly car allowance of an equivalent value.
All conditions related to this benefit (type of car, budget, costs borne by the Employer, etc ...) are in compliance with the Company Car policy applicable in the Netherlands.
Article 7: Expense allowance and reimbursement
Taking into account his job role and responsibilities, the Employer will receive a monthly lump sum indemnity amounting to € 200, to cover any professional expenses he incurs.
This lump sum indemnity will cover the expenses incurred by the Employee in the execution of his work, including (but not limited to) :
•	Representation costs in case of events with clients;

•	Certain travel costs (i.e. underground, toll, taxi, etc.);

•	Costs related to undertaking work tasks (costs of parking, telephone costs, etc.);

•	Costs incurred for affiliation cards, tips, little gifts, etc.;

•	Costs related to the Employee’s information/documentation (newspapers, etc.);

•	Costs of attending to technical events and general training, taking into account the Employee’s socio-professional position.
This lump sum indemnity, granted to the Employee as reimbursement of professional expenses, does not however cover costs that are otherwise reimbursed to the Employee.
The Employee undertakes to provide the Employer with receipts for these professional expenses as evidence of their existence and details of the costs incurred.
Neither the lump sum indemnity nor any other compensation for expenses will be paid during any period in which the Employee has been ordered to refrain from active duty for whatever reason and/or for a period longer than one month consecutive due to illness, disablement or any other reason for inactive status.
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Unusual professional expenses incurred by the Employee, that are not covered by the lump sum indemnity mentioned above shall be reimbursed by the Employer to the Employee provided that they have been approved by the Employer.
These professional expenses, if accepted by the Employer, shall be reimbursed on the basis of receipts produced by the Employee at the end of each month.
Article 8: Pension
The Employer contributes 12% of the Employee’s gross annual remuneration (gross annual remuneration as mentioned in article 4.1, including holiday allowance) into the employees pension fund. This pension fund will be in accordance with article 2 paragraph 4 under C of the Pensions and Savings Funds Act (Pensioen- en Spaarfondsenwet).
Article 9: Holidays
For each full calendar year during which employment continues, the Employee shall be entitled to 25 working days holiday with full pay. If the Employee performed work during only a part of the year, the number of days of holiday will be calculated proportionately.
The Employee must timely inform the Employer, in writing, of his wishes with respect to the beginning and end of his holiday period.
Contrary to article 7:638 Civil Code (Burgerlijk Wetboek), the Employer will decide, in consultation with the Employee, upon the commencement and termination of the holiday periods.
Article 10: Sick leave
1.	If the Employee is prevented by sickness from performing the contracted work, the Employee shall be entitled, during a period not exceeding 104 weeks calculated from the third day of the incapacity for work until no later than the termination of employment, to 70% of the gross salary which applied in the period immediately preceding the incapacity for work, insofar as the salary does not exceed the maximum daily pay referred to in Section 9 (1) of the Social Insurance Coordination Act.
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2.	The periods during which the Employee is prevented by sickness from performing his duties shall be aggregated if the interval between these periods is less than four weeks.
3.	The Employee must strictly comply with the guidelines and instructions given by or on behalf of the Employer regarding sick leave, like, but not restricted to:
•	The Employee shall be obliged to report his illness immediately and before 09:00 hours on the day on which he becomes ill. This obligation applies also in case of illness during a holiday. If requested, the Employee is obliged to submit a declaration of an authorized medical note which indicates the beginning and the expected duration of the illness;

•	The recovery report should be undertaken forthwith;

•	In the event that an Employee reports himself sick, he is obliged to report his treatment address and he is obliged to be contactable to the Employer;

•	The Employee is obliged to obey a call from the qualified medical practitioner and to provide a medical and all the other relevant documents which are important to determine his illness and the duration of the illness;

•	The Employee is obliged to give assistance to every request from the doctor to cooperate on all the necessarily medical researches;

•	The Employee is obliged to comply with a reasonable request from the Employer for reintegration.
4.	On pain of forfeiture of his entitlement to continue the payment of salary pursuant to the Agreement, the Employee must strictly comply with the guidelines and instructions given by or on behalf of the Employer regarding sick leave.
Article 11: Exclusivity
1.	The Employee agrees to devote all of his working time and all of his efforts exclusively to the interests of the Employer and, during the present employment contract, to accept no other employment or exercise any other external professional activity to that of the Employer, which is paid or unpaid, directly or indirectly, without the prior written consent of the Employer, whether or not similar to the services of those rendered to the Employer and whether or not exercised at the same time as the services rendered to the Employer.
2.	During his employment, the Employee shall not be permitted to have or carry out whatsoever, whether directly or indirectly, any interests in companies pursuing activities in competition with or similar or related to the activities of the Employer and/or affiliated companies of the Employer, or any interest in companies who are
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business associates of the Employer and/or affiliated companies of the Employer, unless the shares are traded on a recognised stock exchange.
3.	The Employee undertakes to display professional and loyal behaviour under all circumstances. In particular, he is formally prohibited, directly or indirectly, from soliciting, accepting or receiving any offer, promise, gift, present, commission, reduction, premium or remuneration of any type from any third party with a business relationship or any other relationship with the Employer or companies affiliated with the Employer, without of the prior agreement of the Employer. Any failure by the Employee to respect the present provision may be considered as a serious fault justifying immediate termination of the Agreement without notice, without prejudice to the right of the Employer to prosecute the Employee and/or any third person concerned, notably for any (criminal) violation.
Article 12: Confidentiality
1.	The Employee acknowledges that he has no knowledge prior to commencing work in the service of the Employer of information of a confidential or secret nature concerning the commercial activities of the Employer and/or any other company with which the Employer maintains commercial relations.
2.	The Employee acknowledges that information of a confidential or secret nature concerning the commercial activities of the Employer and/or any other company with which the Employer has commercial relations, is to remain strictly confidential and secret and that it is precious, special and unique to the Employer, and of great value to him.
3.	The Employee recognizes that the Employer has provided him with a copy of the confidentiality and inventions agreement, which is applicable at this particular moment in time, albeit subject to occasional modifications. A copy of this confidentiality and inventions agreement is included in the present agreement documentation. The Employee explicitly expresses his consent to the totality of the provisions of this agreement.
4.	Without prejudice to legal prohibitions on revealing the above mentioned information, the Employee undertakes to keep secret and neither use nor allow the use of, nor render public, communicate or divulge, directly or indirectly, totally or partially, at any time, either during his employment or subsequently, whatever the reason for the termination, whatever the circumstances, aim or reason, any manufacturing or trading secrets or any other secret information, or information of which he could reasonably understand that it was secret, whatever its importance, which comes to his knowledge during his employment by the Employer, such as information concerning the
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activities, suppliers, customers, organisation and personnel of the Employer, and in particular lists of customers, price lists and other conditions of sale and working methods.
5.	On suspension or termination of the Agreement with the Employer, for whatever reason, as well as at any time and at the first request of the Employer during the period of employment, the Employee shall immediately return all originals, copies and/or summaries of documents, reports, files, computer programmes, diskettes, notes, lists, notepaper, correspondence, samples and any other similar information and/or any equivalent information carriers directly or indirectly dealing with the Employer or his business, irrespective of whether they were received from the Employer or constituted by the Employee, as well as any other items that have been received for the execution of his work.
6.	The above-mentioned documents and objects shall always remain the exclusive property of the Employer. Moreover, the Employee agrees not to make or keep copies of any of the above and will confirm to the Employer, at the end of the Agreement, that no copy has been made or kept.
7.	Any violation, however small, of the above-mentioned obligations during the term of the Agreement, shall constitute a serious fault justifying immediate termination of the Agreement, without notice. In the event that the Employee commits any breach of this article, he shall immediately forfeit to the Employer a payable penalty of EUR 10.000,00 for each such breach, to be increased by EUR 500,00 for each day that such a breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Employer’s right to demand full compensation for the loss actually suffered by it and/or to demand specific performance. Article 7:650, sections 3,4 and 5 of the Dutch Civil Code are not applicable to the Agreement. Payment of the penalty referred to above shall not release the Employee from his obligations specified in the Agreement.
8.	Any measure taken by the Employer against the Employee in the context of the present provision shall not prejudice any (criminal) proceedings against the Employee or any third party.
Article 13: Industrial and intellectual property
1.	Unless parties have otherwise explicitly agreed in writing, all intellectual property rights which have occurred, developed, been created or otherwise realized under the fulfilment of the Agreement (regardless of whether with or without the instructions of the Employer), belong exclusively to the Employer. Intellectual property rights shall
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mean (but are not limited to) all copyrights, patent rights, design rights, trademark rights, trade name rights and database rights worldwide, vested in ideas, designs, creations, methods, researches, communications, know how and other objects and products protectable by intellectual property.
2.	Insofar as necessary, in signing this Agreement, the Employee hereby fully transfers in advance to the Employer all copyrights and/or neighbouring rights resulting from the fulfilment of this Agreement which the Employee could assert against the Employer. Insofar as required, the Employee shall, upon Employer’s first request, fully cooperate with any overt act in order to effect such a transfer.

With regard to all activities under the Agreement, the Employee irrevocably waives now for then all his rights as mentioned in article 5, paragraph 1 (under a, b and c) of the Dutch Neighbouring Rights Act and his rights as mentioned in article 25, paragraph 1 (under a, b and c) of the Dutch Copyright Act.
3.	The Employee must guarantee that he is free to transfer all rights as mentioned in this article, as well as to authorise its exploitation without prejudicing the rights of any third party.
4.	The Employee undertakes to communicate immediately and fully to the competent department within the company any result, as described in point 1 of this article, accompanied by any document or information, of whatever nature, certifying the outcome of the said result. The Employee also undertakes to provide any assistance to the Employer to defend and protect the said rights and interests before the courts or in any judicial or non-judicial procedure, as well as to help the Employer to ensure and prove the validity of the transfer of the said rights and interests. For this purpose, the Employee shall notably lend support to the Employer by providing him with any document or information, as well as by completing any required formality. The Employee shall supply the Employer with any useful documentation in his possession or any useful information for the protection, exploitation and transfer of these rights and interests.
5.	The transfer, as defined in point 1 of this article, includes, mainly but not exclusively, all features and rights, in their broadest extent, attached to the copyright (author’s right) or similar rights (neighbouring right), including the right to reproduce and the right to communicate to the general public, through any known or as yet unknown form of exploitation on the date of conclusion of the Agreement, whatever the technical means employed for its exploitation.
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6.	The transfer as defined in point 1 of this article is definitive, irrevocable and worldwide. The Employer, for his part, is free to transfer or licence the said rights and/or interests.
7.	The Employee acknowledges and accepts that any indemnity or compensation for the transfer is already included in the salary paid by the Employer, and that the said salary constitutes sufficient and adequate compensation for the transfer considered.
8.	The Employee recognizes that the Employer has provided him with a copy of the confidentiality and inventions agreement, which is applicable at this particular moment in time, albeit subject to occasional modifications. A copy of this confidentiality and inventions agreement is included in the present agreement documentation. The Employee explicitly expresses his consent to the totality of the provisions of this agreement.
Article 14: Non-competition clause
1.	At the discretion of the Company, for any period up to one year after termination of the Agreement for which the Company provides to the employee the remuneration and benefits provided for in Articles 4.1 and 6, the Employee shall not (without prior written approval of the Employer) be permitted to undertake any of the following in the Netherlands or in the geographical area under his responsibility at the termination of the contract :
(i)	to work for or be involved with, in any manner, directly or indirectly and whether paid or unpaid, any person, organization or company pursuing activities in competition with or similar or related activities to that of the Employer and/or the companies affiliated with the Employer, or to have or take any interest in such person, organization or company;

(ii)	to maintain in any manner whatsoever, whether directly or indirectly, business contacts with any person, organization or company with whom during the last two years preceding the termination of the employment the Employer has had any business contacts.

(iii)	to induce present employees of the Employer and/or affiliated companies with the Employer or persons who, in the period of two years preceding the termination of the employment, have been or were employed by the Employer and/or companies affiliated with the Employer to terminate their employment and/or to hire such present of former employees.
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2.	In the event that the Employee commits any breach of this article, the Employee shall repay the Employer all compensation paid to him under subsection 1 of this article, forfeit any remaining compensation to be paid in accordance with subsection 1 of this article, and immediately pay the Employer a penalty of EUR 10.000,00 for each such breach, to be increased by EUR 500,00 for each day that such breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Employer’s right to demand full compensation for the loss actually suffered by it and/or to demand specific performance.
3.	Article 7:650, sections 3, 4 and 5 of the Dutch Civil Code are not applicable to the Agreement.
4.	Payment of the penalty referred to above shall not release the Employee from his obligations specified in the Agreement.
5.	Any violation of this clause during the execution of the Agreement may be considered as a serious misdemeanour resulting in immediate termination of the Agreement without notice.
Article 15: Legislation applicable and competent jurisdiction
1.	The Agreement is governed by Dutch law and any dispute concerning the interpretation, execution and/or termination of the present contract must be resolved under Dutch law.
2.	The labour jurisdictions of the Netherlands have exclusive rights covering any dispute concerning the interpretation, execution and/or termination of the Agreement.
     Article 16: Indivisibility of the provisions and replacement of prior agreements
1.	If any provision of the Agreement or part of a provision is declared null and void or contrary to a mandatory law in force, the remaining provisions shall not be made automatically null and void and shall consequently retain their validity.
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2.	The Agreement replaces all other agreements, settlements and/or undertakings between the Employee and the Employer wherever the Agreement conflicts with the contents of such agreements, settlements and/or understandings.
Article 17: Evolution of the agreement and tax and social security issues
1	The Employer reserves the right to alter the provisions of the Agreement, inasmuch as such is reasonable and follows from pressing reasons (“zwaarwichtige belangen”) for the Employer.
2	All wage tax and social security contributions which an employer must withhold by Dutch tax law from his employees salary and pay to the relevant authorities shall be so withheld from and paid in respect of all amounts to be paid to the Employee under the Agreement, unless it follows from the nature of the payment that it may be made tax-free.
3	If at any time it is determined by the Dutch Inland Revenue and/or Social Security Authorities that any payment to be made to the Employees pursuant to the Agreement is wholly or partly subject to the levy of wage/income tax and/or social security contributions, the compulsory deductions shall be made and charged and debited to the Employee. As from such time as the amount of the relevant future payment pursuant to the Agreement shall be reduced to the level at which such payment may be tax-free.
The Employee acknowledges having received an original copy of the Agreement, duly signed by all parties.
Concluded in two original copies, one to be given to the Employee and the other to be kept by the Employer.
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The Employer :
Mr Gary HENLEY (*)
Chief Executive Officer for Wright Medical Technology Inc.
                /s/ Gary D. Henley
The Employee:
Mr Paul KOSTERS (*)
                /s/ Paul R. Kosters
(*) The parties precede their signature with the words “read and approved” and initial each of the preceding pages
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